Exhibit 99.1

NEWS RELEASE	1101 East Arapaho Road Suite 200 Richardson TX 75081 USA (972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. REPORTS NET INCOME FOR
FOURTH QUARTER 2017

Richardson, Texas – February 12, 2018 – Intrusion Inc. (OTCQB: INTZ), (“Intrusion”) today announced financial results for the quarter and year ended December 31, 2017.

Intrusion’s net income for the fourth quarter 2017 was $0.2 million, compared to a net loss of $0.3 million for the fourth quarter 2016. Net loss for the year 2017 was $30 thousand, compared to a net loss of $1.6 million for 2016. The fiscal year 2017 net loss of $30 thousand included $900 thousand other income reported in the third quarter 2017.

Revenue for the fourth quarter 2017 was $2.1 million, compared to $1.4 million in the fourth quarter 2016. Revenue for the year 2017 was $6.9 million, compared to $6.1 million in 2016.

Gross profit margin was 58% of revenue in the fourth quarter of 2017, compared to 64% of revenue in the fourth quarter 2016 and 56% of revenue in the third quarter 2017. For the year, the gross profit margin decreased to 59%, compared to 64% in 2016. Gross profit margin decreased in 2017 mainly due to increased levels of material and labor costs included in deliverables during 2017.

Intrusion’s fourth quarter 2017 operating expenses were $1.0 million, compared to $1.2 million in the fourth quarter 2016. For the year 2017, operating expenses were $4.8 million, compared to $5.3 million in 2016.

As of December 31, 2017, Intrusion reported cash and cash equivalents of $0.2 million, a working capital deficiency of $0.8 million, and debt of $2.9 million. Comparably, as of December 31, 2016, Intrusion reported cash and cash equivalents of $0.1 million, working capital deficiency of $0.8 million and debt of $3.1 million.

“We booked $9.8 million of orders in 2017, which included $4.4 million of orders in the fourth quarter. This compares to $4.8 million of orders in 2016. This significant build up in bookings of orders during 2017, especially in the fourth quarter, is the result of our increased sales efforts in the Trace Cop business segment. This focus will continue and we expect to see continued success with additional growth in revenue,” stated G. Ward Paxton, Chairman, President and CEO of Intrusion.

Intrusion

Fourth Quarter 2017 Results

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CST today. Interested investors can access the call at 1-877-258-4925. For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CST until February 19, 2018 by calling 1-855-859-2056 or 1-404-537-3406. At the replay prompt, enter conference identification number 6098916. Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification, high speed data mining, cybercrime and advanced persistent threat detection products. Intrusion’s product families include TraceCop™ for identity discovery and disclosure, and Savant™ for network data mining and advanced persistent threat detection. Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks. For more information, please visit www.intrusion.com.

This release may contain certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, forecasted future sales opportunities with potential new customers, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements.  These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements. The factors that could cause actual results to differ materially from expectations are detailed in the Company's most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

Intrusion

Fourth Quarter 2017 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	December 31, 2017	December 31, 2016
ASSETS

Current Assets:
Cash and cash equivalents	$224	$64
Accounts receivable	962	745
Inventories, net	15	45
Prepaid expenses	89	75
Total current assets	1,290	929

Property and equipment, net	124	308
Other assets	38	40
TOTAL ASSETS	$1,452	$1,277

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$1,182	$896
Dividends payable	447	303
Obligations under capital lease, current portion	44	139
Deferred revenue	406	395
Total current liabilities	2,079	1,733

Loan payable to officer	2,865	2,885
Obligations under capital lease, noncurrent portion	17	61

Stockholders' Deficit:
Preferred stock, $.01 par value:
Authorized shares – 5,000
Series 1 shares issued/outstanding–200
Liquidation preference of $1,163 in 2017 and $1,113 in 2016	707	707
Series 2 shares issued/outstanding–460	724	724
Liquidation preference of $1,328 in 2017 and $1,270 in 2016
Series 3 shares issued/outstanding–289	412	412
Liquidation preference of $728 in 2017 and $697 in 2016

Common stock, $.01 par value:
Authorized shares – 80,000
Issued shares – 12,808 in 2017 and 12,758 in 2016
Outstanding shares – 12,798 in 2017 and 12,748 in 2016	128	128
Common stock held in treasury, at cost – 10 shares	(362)	(362)
Additional paid-in capital	56,518	56,595
Accumulated deficit	(61,529)	(61,499)
Accumulated other comprehensive loss	(107)	(107)
Total stockholders' deficit	(3,509)	(3,402)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,452	$1,277

Intrusion

Fourth Quarter 2017 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenue	$2,081	$1,410	$6,862	$6,102
Cost of revenue	872	506	2,824	2,183

Gross profit	1,209	904	4,038	3,919

Operating expenses:
Sales and marketing	362	361	1,531	1,637
Research and development	365	591	2,162	2,499
General and administrative	239	250	1,094	1,190

Operating income (loss)	243	(298)	(749)	(1,407)

Interest expense, net	(52)	(43)	(209)	(145)
Other income (expense)	—	—	928	—

Income (loss) before income taxes	191	(341)	(30)	(1,552)

Income tax provision	—	—	—	—

Net income (loss)	$191	$(341)	$(30)	$(1,552)

Preferred stock dividends accrued	(35)	(35)	(139)	(139)
Net income (loss) attributable to common stockholders	$156	$(376)	$(169)	$(1,691)

Net income (loss) per share attributable to common stockholders: Basic	$0.01	$(0.03)	$(0.01)	$(0.13)
Diluted	$0.01	$(0.03)	$(0.01)	$(0.13)

Weighted average common shares outstanding: Basic	12,798	12,748	12,785	12,737
Diluted	14,369	12,748	12,785	12,737